FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Redback Networks Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	77-0438443
(State of Incorporation	(IRS Employer
or Organization)	Identification No.)

250 Holger Way, San Jose, CA	95134
(Address of principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class to be so Registered	Name and Exchange on which Each Class is to be registered

NONE	NONE

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box.    ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box.    ☒

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on June 15, 2001, related to our Rights Agreement, as set forth below.

ITEM 1.    DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A filed by Redback Networks Inc. (the “Company”) on June 15, 2001 is hereby amended and supplemented to include the following:

On May 21, 2002, the Company and US Stock Transfer Corporation (the “Rights Agent”) executed an amendment (the “Amendment”) to the Rights Agreement entered into on June 12, 2001 between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that in certain circumstances, the Company may supplement or amend the Rights Agreement without the consent of the holders of the Rights.

The Company entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with Nokia Finance International BV (“Investor”), a private company with limited liability organized under the laws of the Netherlands, and a subsidiary of Nokia Corporation, a Finnish corporation, pursuant to which it has issued and sold to Investor shares of Common Stock and a warrant to purchase additional shares of Common Stock (the “Warrant”). In connection with such issuance and sale, the Company and Investor have also entered into an Investor’s Rights Agreement under which Investor has been granted rights to purchase additional shares of Common Stock under certain circumstances. The Amendment provides that Investor will not be deemed to be an “Acquiring Person” under the Rights Agreement on account of its acquisition of shares of Common Stock pursuant to the Purchase Agreement, the Warrant, or the certain purchase rights set forth in Investor’s Agreement.

The Amendment to the Rights Agreement, specifying the terms of the Rights, is an exhibit hereto, and the Rights Agreement, including the form of the Rights Certificate, and the Amendment, are incorporated herein by reference. The foregoing description of the Rights and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2.    EXHIBITS

4.1
Rights Agreement dated June 12, 2001, by and between the Company and US Stock Transfer Corporation, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibits A, B and C, respectively thereto, as filed with the Securities and Exchange Commission on Form 8-A on June 15, 2001, and incorporated herein by reference.

4.2	Amendment to the Rights Agreement dated May 21, 2002, between Company and US Stock Transfer Corporation.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to be signed on the Registrant’s behalf by the undersigned thereunto duly authorized.

REDBACKNETWORKS, INC.

Dated: May 31, 2002	By:	/s/ Dennis P. Wolf
Dennis P. Wolf Senior Vice President of Finance and Administration, Chief Financial Officer